Exhibit 99.2

CardioNet, Inc.

227 Washington Street, 3rd Floor

Conshohocken, PA 19428

July 7, 2008

Randy H. Thurman

139 Dutton Mill Road

Malvern, Pa.  19355

Re:          Position as Executive Chairman of the Board of Directors of CardioNet, Inc.

Dear Randy:

It is my sincere pleasure, on behalf of CardioNet, Inc. (“CardioNet”), to offer you the role of Executive Chairman of the Board of Directors of CardioNet (“Executive Chairman”).

In your role as Executive Chairman, you will be expected to work closely with CardioNet’s Board of Directors (the “Board”), the Chief Executive Officer and the executive team of CardioNet to further the goals and objectives of the organization. The Board expects that in your role as Executive Chairman you will devote the amount of time required to coordinate the activities of the Board, manage investor relations, provide assistance to the Chief Executive Officer and the executive team of CardioNet in operations when it is appropriate, be involved in high level management decisions as guided by the Board and serve as a facilitator of communications between the executive team of CardioNet and the non-employee directors.  As Executive Chairman, you will not be an officer of CardioNet, and you will not have any authority to bind CardioNet to any obligations, contractual or otherwise, to access any commercial or financial accounts of CardioNet or to hire or fire CardioNet personnel.

As compensation for your services as Executive Chairman, you will be paid a fee of $250,000 per annum, payable monthly in arrears (the “Fee”), subject to withholdings where appropriate.  The Compensation Committee and Board will review the Fee on an annual basis and may modify the Fee as it deems necessary.  CardioNet will also reimburse you for reasonable out-of-pocket expenses incurred in connection with your service as Executive Chairman in accordance with CardioNet’s established reimbursement policies.  In addition, contingent and effective upon your appointment to the Board, CardioNet will grant you an option to purchase 185,000 shares of CardioNet common stock (the “Option”) under the CardioNet 2008 Equity Incentive Plan (the “Option Plan”).  The Option shall commence vesting upon your Board appointment and will vest as to 1/4th of the shares subject to the Option on the one year anniversary of such appointment and as to 1/48th of the shares subject to the Option on a monthly basis in equal increments thereafter, for so long as you continue to serve as Executive Chairman or as a director of CardioNet.  If, during your service as Executive Chairman, there is a change in control of CardioNet, any unvested options shall immediately become fully vested.  The Option shall have an exercise price per share equal to the fair market value of one share of CardioNet common stock on the date of grant.  All other terms and conditions of the Option will be as set forth in the Option Plan and the CardioNet standard form of stock option agreement, grant notice, exercise notice and other documents relating to the Option Plan.

In addition to the Option, you shall be eligible for and shall receive the automatic stock option awards provided to all of CardioNet’s non-employee directors under CardioNet’s 2008 Non-Employee Directors’ Stock Option Plan (the “Director Plan”).  Specifically, you will be automatically granted an option to purchase 15,000 shares of CardioNet common stock upon your appointment to the Board and annual options to purchase up to 5,000 shares of CardioNet common stock on the date of each CardioNet Annual Meeting so long as you remain a non-employee director, each as set forth in the Director Plan.

Your service as Executive Chairman shall be terminable at any time by you or CardioNet upon 30 days prior written notice, and any Fees accrued and unpaid through the date of termination shall be due and payable upon such date of termination.  Termination shall not effect your status as a director.  In addition to the Fee and Chairman Grant, for so long as you remain a director, you will continue to receive non-employee director fees and automatic option grants and will also continue to receive indemnification under CardioNet’s standard form of indemnity agreement for directors.

CardioNet has been made aware of your non-compete and non-solicit agreement with Caridinal Healthcare Inc., which expires on July 12, 2008, and will not undertake any actions or require any duties of you that would conflict with those agreements.

This letter agreement, along with the stock option documentation referred to herein, constitutes the entire agreement between you and CardioNet regarding the subject matter hereof.  This letter agreement supersedes any other agreements or promises made to you by anyone, whether oral or written, and it may only be modified in writing.

If the terms of this letter agreement are acceptable to you, please sign and date below and return it to me in the enclosed return envelope, retaining a copy for your records.

Very truly yours,

/s/ Harry T. Rein
Harry T. Rein
Chairman of the Compensation, Nominating and Corporate Governance Committee
CardioNet, Inc.

Accepted and agreed:

/s/ Randy H. Thurman
Randy H. Thurman

Date: July 7, 2008